Exhibit 10.29

Agreement No. <XXXXX>

KMG CHEMICALS, INC.

PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT

(SERIES 2)

THIS PERFORMANCE-BASED RESTRICTED STOCK UNIT AGREEMENT (this “Agreement”) is made and entered into by and between KMG Chemicals, Inc., a Texas corporation (the “Company”) and <Employee Name>, an individual and Employee of the Company (“Grantee”), on the 2nd day of September, 2005 (the “Grant Date”), subject to the terms and provisions of the KMG Chemicals, Inc. 2004 Long-Term Incentive Plan, effective as of October 14, 2004 (the “Plan”).  The Plan is hereby incorporated herein in its entirety by this reference.  Capitalized terms not otherwise defined in this Agreement shall have the meaning given to such terms in the Plan.

WHEREAS, Grantee is an Employee of the Company, and in connection therewith, the Company desires to grant to Grantee performance-based restricted stock units, subject to the terms and conditions of this Agreement and the Plan, with a view to increasing Grantee’s interest in the Company’s success and growth; and

WHEREAS, Grantee desires to be the holder of such units subject to the terms and conditions of this Agreement;

NOW, THEREFORE, in consideration of the premises, mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

1.                                      Grant of Target Units.  Subject to the terms and conditions of this Agreement and the Plan, the Company hereby grants to Grantee <                                          (           )> Target Units (“Target Units”).   Subject to Section 3 hereof, each Target Unit shall initially represent one share of the Company’s Common Stock (“Share”), $.01 par value.  Each Target Unit represents an unsecured promise of the Company to deliver Shares to the Grantee pursuant to the terms and conditions of the Plan and this Agreement.  As a holder of Target Units, the Grantee has only the rights of a general unsecured creditor of the Company.

2.                                      Transfer Restrictions.  Grantee shall not sell, assign, transfer, exchange, pledge, encumber, gift, devise, hypothecate or otherwise dispose of (collectively, “Transfer”) any Target Units granted hereunder.  Any purported Transfer of Target Units in breach of this Agreement shall be void and ineffective, and shall not operate to Transfer any interest or title in the purported transferee.

3.                                      Vesting and Payment of Target Units.

(a)                                  For purpose of this Agreement, the “Measurement Period Beginning Date” shall be August 1, 2004.  Subject to Section 4 hereof, the Target Units granted hereunder shall vest and become payable to Grantee three (3) years after the Measurement Period Beginning Date (the “Measurement Period Ending Date”), provided that (i) Grantee is still an Employee at that time and has continuously been an Employee since the Grant Date (the “Service Requirement”), and (ii) the Company’s minimum average annual compounded total shareholder return (“TSR”) over this measurement period is at least ten percent (10%) as determined by the Committee (the “Performance Requirement”).  For purposes of this Section 3(a), TSR is measured as the total appreciation of the Company’s Common Stock plus dividends paid, subject to Section 4 hereof, during the measurement period.  If, for purpose of calculating satisfaction of the Performance Requirement, quotations for Shares are not available on the Nasdaq SmallCap Quotation Market (or on a comparable successor market) for any applicable date, the quotation on the closest succeeding date shall be used.

(b)                                 Settlement of Target Units.  On or before the Settlement Date (hereinafter defined), the Company shall award to Grantee the number of Shares which have become vested as determined in accordance with Section 3(a), 3(d), 4(a) or 4(b), as adjusted in accordance with Section 3(c), if applicable.  All Shares delivered to or on behalf of Grantee in exchange for vested Target Units shall be subject to any further transfer or other restrictions as may be required by securities law or other applicable law as determined by the Company.  For purpose of this Agreement, the “Settlement Date” shall be two and one-half (2½) months after any Target Units become vested pursuant to either Section 3(a), 3(d), 4(a) or 4(b), but if audited financial statements of the Company for the applicable measuring period are not available at such time, such date shall be not later than the later of (i) two and one-half (2½) months after the end of the employee’s tax year in which the amount vests, or (ii) two and one-half (2½) months after the end of the Company’s fiscal year in which the Target Units become vested.

(c)                                  Dividends, Splits and Voting Rights.  If the Company (i) declares a stock dividend or makes a distribution on Common Stock in Shares, (ii) subdivides or reclassifies outstanding Shares into a greater number of Shares, or (iii) combines or reclassifies outstanding Shares into a smaller number of Shares, then the number of Target Units granted under this Agreement shall be proportionately increased or reduced, as applicable, so as to prevent the enlargement or dilution of Grantee’s rights and duties hereunder.  The determination of the Committee regarding such adjustments shall be binding.

(d)                                 Change in Control.  If there is a Change in Control of the Company (as defined in the Plan), then the Service Requirement of this Section 3 shall automatically be deemed satisfied and all the Units shall become 100% vested on the effective date of such Change in Control.

4.                                      Forfeiture.

(a)                                  Termination Due to Death or Total and Permanent Disability.  If Grantee’s employment with the Company is terminated due to death or Total and Permanent Disability (as defined in the Plan) of the Grantee, then vesting of the Units will occur as follows:

(1) the Service Requirement shall be deemed satisfied for a number of Units equal to the total unvested Units multiplied by a fraction, the numerator of which is the number of Grantee’s Months of Service from the Measurement Period Beginning Date to the date of such termination of employment, and the denominator of which is thirty-six (36), and (2) the Units determined in (1) above will become vested in accordance with Section 3(a), except that the minimum average annual compounded TSR is determined over the period coincident with Grantee’s Months of Service (as determined in (1) above) only.  For purposes of this Section 4(a), a “Month of Service” means a calendar month or any fraction thereof during which Grantee was an Employee of the Company.

(b)                                 Termination Due to Retirement.  If Grantee’s employment with the Company is terminated due to Retirement (as defined in the Plan) of the Grantee, then the Service Requirement of Section 3(a) shall automatically be deemed satisfied on the effective date of such Retirement.  In this case, the settlement of Units shall be made in accordance with Section 3(b) in such amount and at such times for which the Units would have been settled pursuant to Section 3(b) if Grantee had remained employed until the Measurement Period Ending Date but only to the extent that the TSR has been satisfied at such date.  Notwithstanding the preceding sentence, in the event of Grantee’s Retirement, but only if Grantee is a “Key Employee” within the meaning given to such term under Section 409A of the Internal Revenue Code, in no event shall any Shares be awarded to Grantee before the date which is six (6) months after the date of such Retirement.

(c)                                  Termination Other than Death, Total and Permanent Disability or Retirement.  If Grantee’s employment with the Company is voluntarily or involuntarily terminated by the Company or Grantee for any reason other than due to death, Total and Permanent Disability or Retirement, then Grantee shall immediately forfeit all Target Units that are not already vested as of such date.  Upon the forfeiture of any Target Units hereunder, the Grantee shall cease to have any rights in connection with such Target Units as of the date of such forfeiture.  A transfer of employment by the Grantee, without an interruption of employment service, between or among the Company and any parent or subsidiary of the Company as determined by the Committee, shall not be considered a termination of employment for purposes of this Agreement.

5.                                      Grantee’s Representations.  Notwithstanding any provision hereof to the contrary, the Grantee hereby agrees and represents that Grantee will not acquire any Shares, and that the Company will not be obligated to issue any Shares to the Grantee hereunder, if the issuance of such Shares constitutes a violation by the Grantee or the Company of any law or regulation of any governmental authority.  Any determination in this regard that is made by the Committee, in good faith, shall be final and binding.  The rights and obligations of the Company and the Grantee are subject to all applicable laws and regulations.

6.                                      Tax Withholding.  To the extent that the receipt of Shares hereunder results in compensation income to Grantee for federal, state or local income tax purposes, Grantee shall deliver to Company at such time the sum that the Company requires to meet its tax withholding obligations under applicable law or regulation, and, if Grantee fails to do so, Company is authorized to (a) withhold from any cash or other remuneration (including any Shares), then or thereafter payable to Grantee, any tax required to be withheld; or (b) sell such number of Shares before their transfer to Grantee as is appropriate to satisfy such tax withholding requirements, before transferring the resulting net number of Shares to Grantee in satisfaction of its obligations under this Agreement.

7.                                      Miscellaneous.

(a)                                  No Fractional Shares.  All provisions of this Agreement concern whole Shares.  If the application of any provision hereunder would yield a fractional Share, such fractional Share shall be rounded down to the next whole Share if it is less than 0.5 and rounded up to the next whole Share if it is 0.5 or more.

(b)                                 Not an Employment Agreement.  This Agreement is not an employment agreement, and no provision of this Agreement shall be construed or interpreted to create any employment relationship between Grantee and the Company for any time period.  The employment of Grantee with the Company shall be subject to termination to the same extent as if this Agreement had not been executed.

(c)                                  Notices.  Any notice, instruction, authorization, request or demand required hereunder shall be in writing, and shall be delivered either by personal delivery, by telegram, telex, telecopy or similar facsimile means, by certified or registered mail, return receipt requested, or by courier or delivery service, addressed to the Company at its then current main corporate address, and to Grantee at his address indicated on the Company’s records, or at such other address and number as a party has previously designated by written notice given to the other party in the manner hereinabove set forth.  Notices shall be deemed given when received, if sent by facsimile means (confirmation of such receipt by confirmed facsimile transmission being deemed receipt of communications sent by facsimile means); and when delivered and receipted for (or upon the date of attempted delivery where delivery is refused), if hand-delivered, sent by express courier or delivery service, or sent by certified or registered mail, return receipt requested.

(d)                                 Amendment, Termination and Waiver.  This Agreement may be amended, modified, terminated or superseded only by written instrument executed by or on behalf of the Company and by Grantee.  Any waiver of the terms or conditions hereof shall be made only by a written instrument executed and delivered by the party waiving compliance.  Any waiver granted by the Company shall be effective only if executed and delivered by a duly authorized executive officer of the Company other than Grantee.  The failure of any party at any time or times to require performance of any provisions hereof shall in no manner affect the right to enforce the same.  No waiver by any party of any term or condition herein, or the breach thereof, in one or more instances shall be deemed to be, or construed as, a further or continuing waiver of any such condition or breach or a waiver of any other condition or the breach of any other term or condition.

(e)                                  Governing Law and Severability.  This Agreement shall be governed by the internal laws, and not the laws of conflict, of the State of Texas.  The invalidity of any provision of this Agreement shall not affect any other provision of this Agreement, which shall remain in full force and effect.

(f)                                    Successors and Assigns.  This Agreement shall bind, be enforceable by, and inure to the benefit of, the Company and its successors and assigns, and Grantee and Grantee’s permitted assigns under the Plan.

[Signature page follows.]

IN WITNESS WHEREOF, this Performance-Based Restricted Stock Unit Agreement is granted and executed as of the date first written above.

KMG CHEMICALS, INC.

By:

Name:	David L. Hatcher

Title:	Chairman and CEO

GRANTEE:
<Employee Name>

Signature

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